Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS NET INCOME
FOR THE SECOND QUARTER OF 2005

NEW YORK, July 28, 2005—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2005 second quarter of $142.1 million, compared to $121.4 million in the 2004 second quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the second quarter of 2005 was $55.7 million, or $0.82 per share of Carolina Group stock, compared to $40.6 million, or $0.70 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the second quarter of 2005, as compared to the corresponding period of the prior year, reflects the sale by Loews Corporation of 10,000,000 shares of Carolina Group stock in December of 2004. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group stock in December of 2004. Carolina Group stock represents a 39.22% and 33.43% economic interest in the Carolina Group for the three months ended June 30, 2005 and 2004, respectively.

Net sales for the Carolina Group were $928.3 million in the second quarter of 2005, compared to $868.1 million in the 2004 second quarter, reflecting an increase in unit sales volume of 5.3%.

Carolina Group net income for the first half of 2005 was $260.6 million, compared to $224.4 million in the 2004 first half. Net income attributable to Carolina Group stock for the first half of 2005 was $102.2 million, or $1.50 per share of Carolina Group stock, compared to $75.0 million, or $1.29 per share in the comparable period of the prior year. The increase in net income attributable to Carolina Group stock reflects the December of 2004 sale by Loews Corporation of Carolina Group stock discussed above.

Net sales for the Carolina Group were $1.723 billion in the first half of 2005, compared to $1.636 billion in the comparable period of the prior year. The increase in net sales reflects an increase in unit sales volume of 2.9% and reduced sales promotion expenses (accounted for as a reduction in net sales).

1 of 4

Results of operations of the Carolina Group include interest expense of $21.0, $24.3, $43.4 and $48.9 million, net of taxes, for the three and six months ended June 30, 2005 and 2004, respectively, on notional intergroup debt. At June 30, 2005, $1.76 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of June 30, 2005, there were 68,034,559 shares of Carolina Group stock outstanding representing a 39.22% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

# # #

A separate press release reporting Loews Corporation’s consolidated results for the second quarter of 2005 is being issued contemporaneously with this report.

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Thursday, July 28, 2005. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

2 of 4

Carolina Group
Financial Review

	June 30,
	Three Months		Six Months
	2005	2004	2005	2004

	(Amounts in millions, except per share data)

Net sales (a)	$928.3	$868.1	$1,723.4	$1,636.0

Cost of sales (a) (b)	574.4	532.3	1,061.1	999.6
Selling, advertising and administrative	97.2	103.3	187.2	203.3

Total operating costs and expenses	671.6	635.6	1,248.3	1,202.9

Operating income	256.7	232.5	475.1	433.1
Investment income and other (c)	18.3	6.5	30.5	15.0
Interest expense	(35.6)	(39.8)	(72.2)	(80.1)

Income before income taxes	239.4	199.2	433.4	368.0
Income taxes	97.3	77.8	172.8	143.6

Net income	142.1	121.4	260.6	224.4
Earnings attributable to the Loews Group intergroup interest (d)	86.4	80.8	158.4	149.4

Income attributable to Carolina Group shareholders (e)	$55.7	$40.6	$102.2	$75.0

Per share of Carolina Group stock (f)	$0.82	$0.70	$1.50	$1.29

Weighted diluted shares	68.10	57.98	68.08	57.99

Notional, intergroup debt owned by the Carolina Group to
the Loews Group
June 30, 2005	$1,764.7
December 31, 2004	1,871.2

(a)	Includes excise taxes of $179.0, $169.5, $335.2 and $325.7 for the respective periods.
(b)	Includes charges of $235.6, $234.3, $434.3 and $435.4 ($139.8, $142.8, $261.2 and $265.5 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)	Includes $6.1 of interest income, in the second quarter of 2005, relating to a federal income tax settlement.
(d)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 105,445,000 shares of 173,478,759 share and share equivalents outstanding in 2005 and share equivalents amounting to 115,445,000 shares of 173,411,750 share and share equivalents outstanding in 2004. As of June 30, 2005, there were 68,034,559 shares of Carolina Group stock outstanding.

(e)	Represents 39.22%, 33.43%, 39.21% and 33.43% of the economic interest in the Carolina Group for the respective periods presented.
(f)
Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per share in the future would have been insignificant or antidilutive for the periods presented.

3 of 4

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	June 30,
	Three Months		Six Months
	2005	2004	2005	2004

Full Price Brands

Total Newport	8,603,782	8,102,336	16,125,476	15,482,294
Total Kent Family	188,805	225,173	363,300	435,622
Total True	150,900	173,459	288,492	334,223
Total Max	10,348	12,006	19,939	23,313
Total Satin	1,617	2,133	3,213	4,227
Total Triumph		358		886

Total Full Price Brands	8,955,452	8,515,465	16,800,420	16,280,565

Price/Value Brands

Total Old Gold	221,103	234,240	412,422	453,054
Total Maverick	218,892	182,244	396,324	337,806

Total Price/Value Brands	439,995	416,484	808,746	790,860

Total Domestic Cigarettes	9,395,447	8,931,949	17,609,166	17,071,425

Total Puerto Rico and U.S. Possessions	220,620	199,476	387,384	411,340

Grand Total	9,616,067	9,131,425	17,996,550	17,482,765

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.

4 of 4